EXHIBIT 99.1

H2O America Announces Second Quarter 2026 Financial Results
•Second quarter 2026 reported diluted EPS of $0.62 and adjusted diluted EPS (non-GAAP)1 of $0.72, as compared to reported and adjusted diluted EPS in the second quarter of 2025 of $0.71 and $0.75, respectively
•Year-to-date 2026 reported diluted EPS of $1.12 and adjusted diluted EPS (non-GAAP)1 of $1.23, as compared to reported and adjusted diluted EPS in the same period of 2025 of $1.20 and $1.25, respectively
•Reiterate all aspects of financial guidance, including 2026 standalone adjusted diluted EPS guidance of $3.08-$3.181 (excluding the impacts of the pending Quadvest acquisition and the financing thereof)
•$206.9 million2 invested in infrastructure during the first half of 2026
•Key milestones reached in Quadvest approval process; anticipate closing end of third/early fourth quarter of 2026; active Quadvest connections up 10%, or 5,400, in 2026 while connections under contract and pending development has grown 14%, or nearly 12,000 connections
•Declared $0.44 cash dividend per share of common stock
SAN JOSE, Calif. — July 27, 2026 — H2O America (NASDAQ: HTO) today reported financial results for the second quarter of 2026.
"Our strong second quarter results have our company in an excellent position midway through 2026 to deliver on our full year guidance and we remain committed to our longer-term financial targets," said chair and chief executive officer, Andrew F. Walters. "During the second quarter, our teams made substantial progress towards obtaining Texas regulatory approval for the regulated portion of the Quadvest acquisition. In addition, a great deal of thought and effort went into the general rate cases that we filed in Connecticut and Maine seeking the recovery of more than $180 million of combined investments that are not yet recognized in rates. The regulatory and operational focus of our team is unwavering as we execute on our growth strategy while providing our customers and the communities that we are honored to serve with the high quality service they deserve. The hard work and shared passion that my fellow partners here at H2O America exhibit each and every day make it all possible and I could not be more proud."
Second Quarter 2026 Operating Results
Net income prepared in accordance with GAAP for the second quarter ended June 30, 2026 was $26.6 million, an 8% increase compared to $24.7 million in the same quarter last year. GAAP diluted EPS for the quarter of $0.62 decreased versus $0.71 in the prior year quarter.
Adjusting for costs associated with merger, acquisition and integration activities and non-utility real estate transactions, H2O America's adjusted net income (non-GAAP)1 in the second quarter of 2026 was $30.7 million, an increase of 17% compared to $26.2 million in the prior year quarter. Adjusted diluted EPS (non-GAAP) for the quarter of $0.72 slightly decreased versus $0.75 in the prior year quarter.
For both GAAP and adjusted results, while our underlying net income grew during the 2026 period, this was more than offset by the higher share count as a result of leveraging our at-the-market (ATM) program throughout 2025 and our common stock issuance in early March of 2026. A full reconciliation of GAAP net income to adjusted net income for the quarter ended June 30, 2026 is included in the tables at the end of this news release.
Operating revenue for the second quarter was $210.5 million, compared to $198.3 million for the same quarter last year, a 6% increase. The increase was driven primarily by rate increases of $14.5 million across all of our states but primarily in California and Connecticut. This was partially offset by a decrease of $1.7 million due to regulatory mechanism adjustments.
Operating expenses for the second quarter were $167.7 million, up 9% compared to $154.4 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $4.6 million compared to the same quarter last year primarily attributable to increases in average per unit costs for purchased water and groundwater extraction, partially offset by lower usage.
•An increase in depreciation and amortization expense of $3.4 million associated with utility plant additions placed in service compared to the same quarter last year.

•An increase in all other operating expenses of $5.3 million compared to the same quarter last year primarily attributable to a net increase in general and administrative expenses driven by increased merger and acquisition costs, increased outsourced services costs, increased employee-related costs and increased maintenance agreement costs.
The effective consolidated income tax rates for the second quarter of 2026 and 2025 were approximately 13% and 16%, respectively. The lower effective tax rate for the second quarter of 2026 was primarily due to higher flow through tax benefits.
Year-to-Date Operating Results
Net income prepared in accordance with GAAP for the six months ended June 30, 2026 was $45.6 million, an 11% increase compared to $41.2 million in the same period of 2025. GAAP diluted EPS for the six months of $1.12 decreased versus $1.20 in the same period last year.
H2O America's adjusted net income (non-GAAP) for the six months ended June 30, 2026 was $50.1 million, an increase of 17% compared to $42.9 million in the same period last year. Adjusted diluted EPS (non-GAAP) for the first six months of 2026 of $1.23 slightly decreased versus $1.25 in the same period last year.
For both GAAP and adjusted results, while our underlying net income grew during the 2026 period, this was more than offset by the higher share count as a result of leveraging our ATM program throughout 2025 and our common stock issuance in early March of 2026. A full reconciliation of GAAP net income to adjusted net income for the six months ended June 30, 2026 is included in the tables at the end of this news release.
Operating revenue for the first six months of 2026 was $393.8 million compared to $365.9 million for the same period last year, an 8% increase. The increase was driven primarily by rate increases of $26.4 million, primarily in California, Connecticut, and Texas, as well as higher customer usage of $2.0 million. This was partially offset by a decrease of $1.6 million due to regulatory mechanism adjustments.
Operating expenses for the first six months of 2026 were $313.6 million, up 10% compared to $286.1 million for the same period last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $12.1 million compared to the same period last year primarily attributable to increases in average per unit costs for purchased water and groundwater extraction, increases in water production balancing and memorandum accounts, primarily relating to the Full Cost Balancing Account ("FCBA"), and higher customer usage, partially offset by decreases in costs as a result of increased availability of surface water.
•An increase in depreciation and amortization expense of $7.4 million associated with utility plant additions placed in service compared to the same period last year.
•An increase in all other operating expenses of $8.0 million compared to the same period last year primarily attributable to a net increase in general and administrative expenses driven by higher merger and acquisition costs, outsourced services, insurance, and maintenance agreement costs.
The effective consolidated income tax rates for the first six months of 2026 and 2025 were approximately 14% and 16%, respectively. The lower effective tax rate for the six months of 2026 was primarily due to higher flow through tax benefits.
Capital Expenditures
Through June 30, 2026, H2O America has invested $206.9 million2 in infrastructure. We continue to plan to invest $483 million2 in capital for the full year 2026 (excluding the impact of Quadvest) and a total of $2.7 billion2 over the 2026-30 period (including the impacts of Quadvest and Cibolo Valley) to build and maintain our water and wastewater operations, subject to regulatory approvals and availability of funding.
Quadvest Acquisition Update
Texas Water Company (TWC) and Texas Water Operation Services continue to progress through the regulatory process for their previously announced $540 million acquisition of Quadvest.
On July 9, 2026, the Public Utility Commission of Texas (PUCT) Staff recommended that the proposed transaction should be allowed to proceed without a public hearing as part of the pending Sale-Transfer-Merger (STM) application docket. The Quadvest STM procedural schedule outlines August 26, 2026 as the 120-day statutory deadline for the PUCT to approve the sale or require a hearing. Based on the aforementioned milestones, we anticipate closing the transaction around the end of the third quarter or early fourth quarter of 2026.
The STM application requests approval of TWC’s acquisition of the Quadvest, L.P. assets and certification of the value of the ratemaking rate base, as determined in accordance with Texas’ fair market value (FMV) statute, at TWC’s $483.6 million purchase price.

Quadvest continues to achieve its anticipated customer growth. Total active connections grew 10%, or 5,400 connections, during the first six months of 2026 after growing 16%, or 7,400 connections, in 2025. This brings Quadvest's total active connections to 59,800 as of June 30, 2026. In addition, despite converting 5,400 connections to active, the number of connections under contract and pending development at June 30, 2026 grew by 11,900, to nearly 99,000, since December 31, 2025. As previously communicated, we expect the addition of Quadvest to drive Texas from 8% of our consolidated customer base at year-end 2025 to 26% by 2029.
2026 and Long-Term EPS Guidance
The company affirms its standalone 2026 adjusted diluted EPS guidance of $3.08-$3.181.
2026 guidance excludes the impacts of the pending Quadvest and Cibolo Valley acquisitions and the financing thereof, which will be initially dilutive to EPS prior to our ability to implement new rates reflecting the ratemaking rate bases of the acquired assets resulting from a consolidated Texas general rate case that we expect to file in early 2027.
We also affirm our non-linear, long-term adjusted diluted EPS CAGR target of 6-8%, anchored off of 2025's adjusted diluted EPS of $2.99. The long-term 6-8% CAGR target reflects a long-term, sustainable organic growth rate that is supported by elevated capital investment needs for decades to come and does not factor in any potential M&A opportunities beyond Quadvest and Cibolo Valley.
Further, we continue to expect to deliver a non-linear adjusted diluted EPS CAGR at or above the top end of the 6-8% range over the 2026-30 period.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Rate Activity and Regulatory Highlights
California
On April 10, 2026, San Jose Water Company ("SJWC") filed with the California Public Utilities Commission (CPUC) for cost recovery of its planned PFAS compliance program. Specifically, SJWC seeks authorization to design and construct an ion exchange PFAS remediation system at its Williams Station as well as to track the associated capital and operation and maintenance costs for recovery. SJWC estimates the total capital cost of the project to be approximately $176 million. If approved, SJWC would adjust rates via annual rate base filing offsets.
On June 30, 2026, the CPUC approved Advice Letter 629A, which requested an $8.4 million increase in revenue on July 1, 2026 for SJWC's incremental $52.9 million of investments in its Advanced Metering Infrastructure (AMI) project.
Connecticut
On April 1, 2026, a Water Quality and Treatment Adjustment (WQTA) surcharge of $0.6 million, or 0.50%, became effective following Public Utilities Regulatory Authority (PURA) approval on March 18, 2026. Connecticut Water Company (CWC) submitted its first WQTA application on January 22, 2026 to recover the costs associated with in-progress or completed WQTA-eligible projects.
On April 1, 2026, a $2.7 million increase in annualized Water Infrastructure and Conservation Adjustment (WICA) revenues became effective for the recovery of $25.7 million in completed projects. PURA approved the filing in its entirety on March 25, 2026 which brought the cumulative WICA surcharge to 9.90%, collecting $12.1 million on an annual basis.
The 2025 Water Revenue Adjustment (WRA) mechanism surcharge of 5.70% became effective for the 12-month period beginning April 1, 2026. PURA approved CWC's WRA filing in its entirety on March 19, 2026. The mechanism reconciles 2025 revenues as authorized in CWC’s most recent general rate case as well as provides for recovery of certain amounts of compensation expenses as a result of achieving the PURA prescribed performance metrics in our last general rate case.
On May 11, 2026, CWC filed a general rate case application with the PURA requesting a $28.8 million increase in annual revenues for the recovery of the approximately $145 million of infrastructure investments made between its last rate case and the end of 2026 as that investment is not reflected in current rates. The test year will be the 12-month period ending December 31, 2025, for new rates to become effective February 2027.
Maine
On April 13, 2026, Maine Water Company (MWC) filed its first consolidated general rate case with the Maine Public Utilities Commission (MPUC) requesting a $9.5 million increase in annual revenues for the recovery of an anticipated $36 million of infrastructure investments not reflected in current rates using a test year ending December 31, 2025. New rates are expected to go into effect by the second quarter of 2027.

On May 1, 2026, the MPUC approved MWC's first consolidated Water Infrastructure Charge (WISC) application in its entirety and the new rates became effective immediately. MWC filed the $0.9 million WISC increase request on February 27, 2026.
Texas
On October 6, 2025, TWC filed an application with the PUCT to increase the system improvement charge (SIC) by $5.1 million for completed water and wastewater projects. A decision from the PUCT is expected in the second half of 2026.
On April 21, 2026, TWC filed the STM application for the acquisition of the Cibolo Valley wastewater treatment plant and associated collection systems, which serve more than 1,500 wastewater connections within TWC's existing water service area. We expect to close the transaction during the fourth quarter of 2026.
Dividend
On July 27, 2026, the Board of Directors of H2O America declared a quarterly cash dividend on common stock of $0.44 per share, payable on September 1, 2026, to shareholders of record at the close of business on August 10, 2026. The 2026 annualized dividend is expected to be $1.76 per share compared with $1.68 per share in 2025.
Dividends have been paid on H2O America’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased in each of the past 58 years, placing H2O America in an exclusive group of companies.
Financial Results Call Information
Andrew F. Walters, chair and chief executive officer, Ann P. Kelly, chief financial officer and treasurer, and Bruce A. Hauk, president and chief operating officer, will review results for the second quarter of 2026 along with discussing other recent developments in a live webcast presentation at 8 a.m. Pacific Time, or 11 a.m. Eastern Time, on Tuesday, July 28, 2026.
Interested parties may access the webcast and related presentation materials at the website www.h2o-america.com. An archive of the webcast will be available until October 27, 2026.
Non-GAAP Financial Measures
H2O America's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers, acquisitions and integration activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of H2O America's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. H2O America uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About H2O America
H2O America is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to over 1.6 million people. H2O America’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. H2O America remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about H2O America, please visit www.h2o-america.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of H2O America and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about H2O America and its subsidiaries and the industries in which H2O America and its subsidiaries operate and the beliefs and assumptions of the management of H2O America. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” “approximately,” “strategy,” or the negative of those words or other comparable terminology. These forward-

looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risks associated with the proposed Quadvest and Cibolo Valley transactions, including, the risk of the proposed transactions not closing on the anticipated timeline, or at all, the ability to obtain required regulatory approvals, and the ability to successfully integrate Quadvest’s and Cibolo Valley's operations and realize the projected financial and other benefits of the proposed transactions; (2) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (3) changes in demand for water and other services; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) the effect of the impact of climate change; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, legislative, business and financial market conditions; and (12) the ability to obtain financing on favorable terms, or at all (including the financing for the proposed transactions with Quadvest in a timely manner), which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions. The risks, uncertainties and other factors may cause the actual results, performance or achievements of H2O America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and H2O America undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

H2O America Contacts:
Ann P. Kelly
Chief Financial Officer and Treasurer
408.385.4752
Ann.Kelly@H2O-America.com

Jonathan Reeder
Senior Director of Treasury and Investor Relations
475.414.1034
Jonathan.Reeder@H2O-America.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling adjusted diluted EPS guidance to the comparable GAAP financial measure is unavailable to the company without unreasonable effort, as discussed below.

2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

H2O America
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Operating revenue	$210,474	198,255	393,767	365,854
Operating expense:
Production expenses:
Purchased water	39,648	37,421	66,593	63,374
Power	3,851	3,851	8,123	7,334
Groundwater extraction charges	28,619	26,354	51,828	44,645
Other production expenses	13,363	13,243	25,361	24,483
Total production expenses	85,481	80,869	151,905	139,836
Administrative and general	33,626	28,795	63,433	56,555
Maintenance	7,455	7,470	15,831	14,969
Property taxes and other non-income taxes	9,024	8,506	17,978	17,701
Depreciation and amortization	32,134	28,750	64,440	57,032
Total operating expense	167,720	154,390	313,587	286,093
Operating income	42,754	43,865	80,180	79,761
Other (expense) income:
Interest on long-term debt and other interest expense	(17,952)	(18,122)	(36,790)	(36,394)
Pension non-service credit	1,992	1,620	3,931	3,223
Other, net	3,773	1,982	5,652	2,777
Income before income taxes	30,567	29,345	52,973	49,367
Provision for income taxes	3,978	4,670	7,371	8,141
Net income	26,589	24,675	45,602	41,226
Comprehensive income	$26,589	24,675	45,602	41,226

Earnings per share
—Basic	$0.64	0.71	1.14	1.20
—Diluted	$0.62	0.71	1.12	1.20
Dividends per share	$0.44	0.42	0.88	0.84
Weighted average shares outstanding
—Basic	41,851,524	34,777,152	39,900,622	34,280,727
—Diluted	42,865,195	34,860,349	40,897,868	34,367,212

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Utility plant:
Land	$44,498	44,600
Depreciable plant and equipment	4,864,038	4,688,644
Construction work in progress	307,922	269,272
Intangible assets	51,683	51,683
Total utility plant	5,268,141	5,054,199
Less: accumulated depreciation and amortization	1,164,540	1,120,232
Net utility plant	4,103,601	3,933,967

Nonutility properties	2,166	1,683
Less: accumulated depreciation and amortization	105	103
Net nonutility properties	2,061	1,580

Current assets:
Cash and cash equivalents	104,102	20,686
Accounts receivable:
Customers, net of allowances for credit losses of $760 and $722 on June 30, 2026 and December 31, 2025, respectively	71,016	62,471
Income tax	—	2,720
Other	11,846	7,710
Accrued unbilled revenue	70,619	68,971
Prepaid expenses	11,644	11,634
Current portion of regulatory assets	19,610	8,315
Other current assets	7,566	8,086
Total current assets	296,403	190,593
Other assets:
Regulatory assets, less current portion	243,938	246,547
Investments	20,646	19,711
Postretirement benefit plans	84,018	80,967
Goodwill	640,311	640,311
Other	46,286	35,890
Total other assets	1,035,199	1,023,426
Total assets	$5,437,264	5,149,566

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; 41,852,853 issued and outstanding shares on June 30, 2026 and 36,118,242 on December 31, 2025	$42	36
Additional paid-in capital	1,250,053	958,188
Retained earnings	592,340	581,080
Accumulated other comprehensive income	1,467	1,467
Total stockholders’ equity	1,843,902	1,540,771
Long-term debt, less current portion	1,881,479	1,866,819
Total capitalization	3,725,381	3,407,590

Current liabilities:
Lines of credit	1,364	86,834
Current portion of long-term debt	8,648	23,504
Accrued groundwater extraction charges, purchased water and power	40,207	29,321
Accounts payable	70,444	75,427
Accrued interest	19,061	18,241
Accrued payroll	12,267	19,109
Current portion of regulatory liabilities	1	—
Other current liabilities	25,852	20,942
Total current liabilities	177,844	273,378

Deferred income taxes	317,902	307,893
Advances for construction	206,844	201,413
Contributions in aid of construction	353,869	342,697
Postretirement benefit plans	46,918	45,878
Regulatory liabilities, less current portion	578,408	546,797
Other noncurrent liabilities	30,098	23,920
Commitments and contingencies (Note 6)
Total capitalization and liabilities	$5,437,264	5,149,566

H2O America
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Reported GAAP Net Income	$26,589	24,675	45,602	41,226
Adjustments:
(Gain)/loss on sale of real estate investments[1]	—	—	(172)	—
Expense for merger, acquisition and integration activities[1]	5,681	2,093	6,411	2,347
Tax effect of above adjustments[2]	(1,591)	(586)	(1,747)	(657)
Adjusted Net Income (non-GAAP)	$30,679	26,182	$50,094	42,916

Reported GAAP Diluted Earnings Per Share	$0.62	0.71	$1.12	$1.20
Adjustments:
(Gain)/loss on sale of real estate investments, net of tax	—	—	—	—
Expense for merger, acquisition and integration activities, net of tax	0.10	0.04	0.11	0.05
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.72	0.75	1.23	1.25
1 Included in the "Administrative and general" and “Other, net” lines on the consolidated statements of comprehensive income.
2 The tax effect on all adjustments is calculated at the applicable statutory rate.